iBeam Solutions, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	iBeam	Lanuage Access	Combined	Pro Forma		Adjusted ProForma
	As of June 30, 2007		Totals	Adjustments	AJE	Totals
ASSETS

Current Assets:
Cash	$-	$255,459	255,459	$-		$255,459
Accounts receivable	113,178	35,657	148,835	-		148,835
Goodwill	-	-	-	273,754	[1]	-
				(273,754)	[3]
Other current assets	3,049.00	74,860.00	77,909	-		77,909.00

Total Current Assets	116,227	365,976	482,203	-		482,203

Fixed Assets, Net:	68,078	370,003	438,081	-		438,081

TOTAL ASSETS	$184,305	$735,979	$920,284	$-		$920,284

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$226,260	$261,160	$487,420	$-		$487,420
Bank overdraft	$4,065	-	4,065	-
Accrued expenses	$414,901	-	414,901	-
Notes payable	151,338	-	151,338	-		151,338
Other current liabilities	-	-	-	-		-

Total Current Liabilities	796,564	261,160	1,057,724	-		1,057,724

Long-Term Liabilities:
Convertible notes payable	-	677,017	677,017	-		677,017

Total Long-Term Payables	-	677,017	677,017	-		677,017

Total Liabilities	796,564	938,177	1,734,741	-		1,734,741

Stockholders' Equity:
Common stock	-	20,607	20,607	91	[1]	20,698

Members' capital	165,183		165,183	(165,183)	[2]	-

Additional paid-in capital	-	12,519,584	12,519,584	273,663	[1]	11,948,874
				(844,373)	[2]

Retained earnings (deficit)	(777,442)	(12,742,389)	(13,519,831)	1,009,556	[2]	(12,784,029)
				(273,754)	[3]

Total Stockholders' Equity	(612,259)	(202,198)	(814,457)	-		(814,457)

TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY (DEFICIT)	$184,305	$735,979	$920,284	$-		$920,284

[1]To record the issuance of 91,252 shares of common stock in the acquisition of iBeam Solutions
[2]To write-off the members' capital and accumulated defict of iBeam Solutions
[3] To write-off goodwill generated by acquisition of iBeam Solutions

iBeam Solutions, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	iBeam	Lanuage Access	Combined		Pro-Forma Adjusted Combined
	For the Six Months Ended June 30, 2007		Totals	Adjustments	Totals

REVENUES

Sales revenue	$976,162	67,035	1,043,197	$-	$1,043,197
Other revenue	-	-	0	-	-

Total Revenues	976,162	67,035	1,043,197	-	1,043,197

COST OF SALES	270,370	482,764	753,134	-	753,134

GROSS PROFIT	705,792	(415,729)	290,063	-	290,063

OPERATING EXPENSES

General and administrative	387,210	438,847	826,057	-	826,057
Bad debt expense	3,877	-	3,877	-	3,877
Fair value of options grantes	-	860,690	860,690	-	860,690
Write-off of goodwill	-	-		273,754	273,754
Salaries and wages	324,202	289,431	613,633	-	613,633
Depreciation and amortization	11,954	31,923	43,877	-	43,877

Total Costs and Expenses	727,243	1,620,891	2,348,134	273,754	2,621,888

OPERATING INCOME (LOSS)	248,919	(2,036,620)	(1,787,701)	(273,754)	(2,061,455)

OTHER INCOME (EXPENSE)

Interest expense	(16,805)	(261,160)	(277,965)	-	(277,965)
Other income	-	1,859	1,859	-	1,859

Total Other Income (Expense)	(16,805)	(259,301)	(276,106)	-	(276,106)

NET INCOME (LOSS)	$232,114	$(2,295,921)	$(2,063,807)	$(273,754)	$(2,337,561)